Exhibit (a)(1)(J)

Amended and Restated

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GFI Group Inc.

at

$6.10 NET PER SHARE

pursuant to the Amended and Restated Offer to Purchase

dated February 20, 2015

by

BGC Partners, L.P.,

an operating subsidiary of

BGC Partners, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON FEBRUARY 26, 2015.

February 20, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by BGC Partners, L.P., a Delaware limited partnership (the “Purchaser”) and an operating subsidiary of BGC Partners, Inc., a Delaware corporation (“BGC”), to act as Information Agent in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) (each share of Common Stock is referred to herein as a “Share”), at a purchase price of $6.10 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated February 20, 2015, and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

The Offer is being made pursuant to a Tender Offer Agreement (together with any amendments or supplements thereto, the “Tender Offer Agreement”), dated as of February 19, 2015, by and among BGC, the Purchaser and GFI, pursuant to which, promptly after the expiration of the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser shall, and BGC shall cause the Purchaser to, consummate the Offer and accept for payment and pay for (subject to any applicable withholding of tax) all Shares validly tendered and not validly withdrawn pursuant to the Offer.

The board of directors of GFI, upon the recommendation of the Special Committee of independent directors, unanimously (i) determined that the terms of the Tender Offer Agreement and the Offer are advisable, fair to and in the best interests of GFI and its stockholders, (ii) approved the Tender Offer Agreement and the Offer and (iii) resolved to recommend that the stockholders of GFI accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by the Purchaser and its subsidiaries, represents at least 43% of all then outstanding Shares (the “Minimum Tender Condition”), (ii) certain regulatory approvals remaining in effect and not having been revoked, and any required approvals or waiting periods under certain foreign competition laws having expired or been terminated or obtained, as applicable (the “Regulatory Condition”), (iii) no applicable law, temporary restraining order, injunction or other order being issued and remaining in effect which has the effect of making illegal or otherwise prohibiting the consummation of the Offer, (iv) the representations and warranties of GFI set forth in the Tender Offer Agreement being accurate, generally as qualified by a Material Adverse Effect standard (as defined in the Tender Offer Agreement), on the expiration date of the Offer, (v) GFI’s compliance in all material respects with its agreements and covenants under the Tender Offer Agreement, including appointing BGC’s designees to the GFI Board so that they constitute six out of the eight members of the GFI board, and (vi) certain other customary conditions.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

1.	Amended and Restated Offer to Purchase dated February 20, 2015;

2.	Amended and Restated Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares), together with the included Internal Revenue Service Form W-9;

3.	Amended and Restated Notice of Guaranteed Delivery (“Notice of Guaranteed Delivery”) to be used to accept the Offer if share certificates for such Shares (the “Share Certificates”), or, if certificates have been issued in respect of the Rights prior to the expiration of the Offer, certificates representing shares of Common Stock and certificates representing the associated Rights, are not immediately available or if the Share Certificates, or, if certificates have been issued in respect of the Rights prior to the expiration of the Offer, certificates representing shares of Common Stock and certificates representing the associated Rights, and all other required documents cannot be delivered to American Stock Transfer and Trust Company, LLC (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, in each case, on a timely basis; and

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates (as defined in the Letter of Transmittal) should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in Section 3 of the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Stockholders whose Share Certificates are not immediately available or who cannot deliver the certificates, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver all other required documents to the Depositary prior to the Expiration Date, may tender their Shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the undersigned and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on February 26, 2015, unless the Offer is extended. Purchaser does not currently intend to extend the offer unless required by law. Previously tendered Shares may be withdrawn at any time prior to the Expiration Date and thereafter, such Shares may be withdrawn at any time until Purchaser accepts Shares for payment.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. The procedures for guaranteed delivery described in Section 3 of the Offer to Purchase may not be used during any subsequent offering period.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of the Purchaser, BGC, the Company, the Information Agent, the Depositary or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.